Exhibit 99.1
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SUNRISE
TECHNOLOGIES


                                         FOR IMMEDIATE RELEASE
CONTACT:  Susan Lorigan
Investor Relations (510) 623-9001


     SUNRISE TECHNOLOGIES INTERNATIONAL, INC. SUCCESSFULLY
           COMPLETES $9.35 MILLION PRIVATE FINANCING

     FREMONT, CALIFORNIA, JANUARY 27, 1998 -- Sunrise Technologies International, Inc. (OTC:SNRS) -- today announced the completion of its private placement of 12% Convertible Subordinated Pay-In-Kind Notes Due 2001 and Warrants for a total amount of $9,350,000.

     According to C. Russell Trenary, III, President and CEO, "A portion of the funds will be used to complete the final phase of our clinical study, submit our PMA (pre-market approval), and plan our launch activities associated with the Sunrise Corneal Shaping system for the treatment of hyperopia. The remaining proceeds will be used to fund operations into the year 2000. It is also worth noting that over 80% of the money raised came from ophthalmologists who have seen our clinical data or have experience using our system for treating hyperopia."

     Mr. Trenary added, "Two challenges facing Sunrise were to get our technology into the final phase of our FDA clinical study and to raise enough money to complete the FDA process. It has been six months since our new management team assumed leadership after the sale of the dental business, and I believe that with the completion of this successful offering we have addressed those two key issues."

     "I am very pleased to have completed this private placement in such a short time. We managed to raise over twice as much money compared to our 1997 private placement with significantly less dilution to our stockholders," stated Timothy A. Marcotte, Vice President, Finance and Chief Financial Officer.

     Founded in 1987, the Company produces and markets high technology products revolutionizing treatment methods in eye care. The Company develops Holmium laser-based systems which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. Its CorneaSparing LTK [Trademark] System* is a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in FDA clinical trials in the United States.

     Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.


Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.

* Caution--Investigational Device: Federal law restricts this device to investigational use in the U.S.